SUNAMERICA INCOME FUNDS

CERTIFICATE OF AMENDMENT TO DECLARATION OF TRUST

TO ADD PRINCIPAL OFFICE AND CHANGE IN ADDRESS OF RESIDENT AGENT

WHEREAS, the Declaration of Trust of SunAmerica Income Funds (the “Trust”) dated as of April 24, 1986, as amended (the “Declaration”), provides in Section 11.3 that the Trustees may amend the Declaration without the vote or consent of Shareholders to supply any omission and to correct any defective provision;

WHEREAS, the address of the principal office of the Trust was not included in the Declaration and the address of its resident agent has changed;

NOW THEREFORE, the undersigned, constituting at least a majority of the Trustees of the Trust, do hereby amend Section 12.2 of the Declaration to read in its entirety as follows:

12.2 Principal Office and Resident Agent. The principal office of the Trust is located at Harborside 5, 185 Hudson Street, Suite 3300, Jersey City, New Jersey 07311 and the Trust’s resident agent in the Commonwealth of Massachusetts is CT Corporation with an address in Boston at 155 Federal Street, Boston, Massachusetts 02110.

IN WITNESS WHEREOF, the undersigned, being at least a majority of the Trustees of the Trust, have executed this Certificate of Amendment as of this 7th day of June, 2017.

/s/ Judith L. Craven	/s/ William F. Devin
Dr. Judith L. Craven, as Trustee	William F. Devin, as Trustee
Harborside 5	Harborside 5
185 Hudson Street, Suite 3300	185 Hudson Street, Suite 3300
Jersey City, New Jersey 07311	Jersey City, New Jersey 07311

/s/ Stephen J. Gutman
Stephen J. Gutman	Peter A. Harbeck
Harborside 5	Harborside 5
185 Hudson Street, Suite 3300	185 Hudson Street, Suite 3300
Jersey City, New Jersey 07311	Jersey City, New Jersey 07311

/s/ Richard W. Grant
Richard W. Grant
Harborside 5
185 Hudson Street, Suite 3300
Jersey City, New Jersey 07311